Exhibit 10.9

EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT is made as of the 13th day of August, 2010

BETWEEN:
MICHAEL MULLARKEY,
978 Ponte Vedra Blvd.
Ponte Vedra Beach, FL 32082
(hereinafter referred to as the "Employee")

AND:

WORKSTREAM INC.,
a corporation incorporated under the laws of  Canada
(hereinafter referred to as the "Employer")

WHEREAS:

The Employee and the Employer are parties to that certain Employment Agreement dated as of July 31, 2010 (the “Previous Employment Agreement”);

The Employee and the Employer desire to terminate the Previous Employment Agreement and enter into a new Employment Agreement on the terms set forth hereunder; and

The Employer wishes to employ the Employee initially as Executive Vice President, Sales and Marketing, and the Employee wishes to serve the Employer in such position, upon the terms and subject to the conditions herein contained.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise specifies or requires, the following terms shall have the following meanings:

1.1
"Agreement," "hereto," "herein," "hereof," "hereunder" and similar expressions refer to this Agreement and not to any particular section or any particular portion of this Agreement and includes all schedules attached to this Agreement;

1.2	"Court" shall mean a Court of competent jurisdiction;

1.3	"Parties" shall mean the parties to this Agreement and "Party" shall mean one of the parties to this Agreement.

2.	EMPLOYMENT

2.1
The Employer agrees to employ the Employee, and the Employee agrees to act, as Executive Vice President, Sales and Marketing of the Employer, or in such other position as the Employer and the Employee may from time to time agree, upon the terms and subject to the conditions set out in this Agreement.

2.2	The Employee specifically undertakes and agrees with the Employer that he shall be responsible for the following:

2.2.1
for fulfilling the title and role of the Executive Vice President, Sales and Marketing of the Employer, and for fulfilling the duties and responsibilities typical of an Executive Vice President, Sales and Marketing; and

2.2.2	such other duties and responsibilities as may be reasonably required, as determined by the Board of Directors of the Employer.

2.3
The Employee may perform such duties and responsibilities from a home office located in Ponte Vedra Beach, Florida; provided, however, that he shall be required to be present at the Company’s principal office from time to time as circumstances require or as the Board of Directors shall reasonably request.

3.	TERM

3.1
The initial term of this Agreement shall be a period of three (3) years from the date hereof (the “Initial Term”).  Unless written notice is given by either party at least one hundred twenty (120) days before the end of the Initial Term or any one (1) year extension thereof (each, a “Renewal Term”) that it wishes this Agreement to terminate at the end of the Initial Term or relevant Renewal Term, as the case may be, this Agreement will be automatically extended by successive one year Renewal Terms.  Any references herein to the “Term” shall include both the Initial Term and any and all Renewal Terms.

4.	REMUNERATION

4.1
In consideration of the Employee’s undertaking and the performance of the obligations contained in this Agreement, the Employer shall, unless otherwise agreed upon by all parties to this Agreement, pay and grant the following remuneration to the Employee:

4.1.1
Base Salary.  The Employee shall be entitled to receive an initial base salary of not less than $200,000 per year.  Such base salary shall be reviewed from year to year and may be adjusted in the sole discretion of the Board of Directors of the Employer (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).

4.1.2
Commissions.  In addition to the base salary specified in Section 4.1.1, the Employee shall be entitled to receive commissions on Employer software sales made by the Company resulting from the Employee’s and the Employee’s sales team’s efforts on terms to be agreed upon by the Employer and the Employee and to be set forth on Exhibit A hereto.  Such commissions shall be payable in accordance with the Employer’s regular commission payment schedule.

4.1.3
Restricted Stock Units and Options.  In addition to the base salary and commissions described in Sections 4.1.1 and 4.1.2 above, upon commencement of his employment under this Agreement, the Employer shall grant to the Employee 8,139,519 Restricted Stock Units in the Employer (the “RSUs”) and options to purchase 8,139,519 shares of the Employer’s Common Shares at a price of $.01977 per share (the “Options”), each under and subject to the terms of the Employer’s Amended and Restated 2002

2002 Stock Option Plan.  The RSUs and Options shall vest in equal quarterly installments beginning on the three (3) month anniversary of the date of the grant (which shall be the date of this Agreement), such that one-twelfth (1/12) of the RSUs and Options vest on the three month anniversary of the date of grant and one-twelfth (1/12) of the RSUs and Options vest on each subsequent three-month anniversary date until all such RSUs and Options have vested; provided, however, that in the event the Employee consummates a software sale to a customer on behalf of the Employer that results in annual Software Revenue to the Employer equal to or in excess of $1,000,000, then all such RSUs and Options that have not yet vested in the fiscal year in which such software sale is consummated shall vest and become immediately exercisable in full.  Upon termination of this Agreement for any reason, the Employee will be entitled to any RSUs and Options then vested.  In the event of a Change of Control (as hereinafter defined), all of the Employee’s RSUs and Options then outstanding shall vest and become immediately exercisable in full.  For purposes of this Agreement, “Change of Control” shall mean (a) a merger or consolidation of the Employer into or with, or any sale, transfer, exchange, conveyance or other disposition of the Employer’s capital stock to, any other person or persons who are not affiliates of the Employer in a single transaction or a series of related transactions, in which the stockholders of the Employer immediately prior to such related transaction or first of such series of transactions, directly or indirectly possess less than fifty percent (50%) of the Employer’s issued and outstanding voting capital stock immediately after such related transaction or series of such transactions; or (b) a single transaction or series of transactions pursuant to which a person or persons who are not affiliates of the Employer acquire all or substantially all of the Employer’s assets.  The Employer may withhold from any RSU grant or payment the amount necessary to satisfy any federal, state, local or other withholding tax requirements relating to such RSU grant or payment.  In connection therewith, the Employer may withhold or receive Common Shares or other property and to make cash payments in respect thereof in satisfaction of the Employee’s tax obligations, and such tax obligations may be satisfied, in whole or in part, by reducing a portion of the Common Shares to be received in connection with any such award or payment in an amount equal to the minimum amount required to be withheld.

4.1.4
Bonus.  In connection with his entering into this Agreement, the Employee shall receive a one-time bonus as follows: (a) $150,000 in cash payable in twelve (12) equal monthly installments beginning on the five month anniversary of the date of this Agreement; and (b) 7,587,249 fully vested and otherwise unrestricted RSUs.  The Bonus set forth in this Section 4.1.4 shall be irrevocable, and the Employee shall be entitled to, and the Employer shall pay, such bonus on the terms set forth herein even upon termination of this Agreement for any reason.

5.	BENEFITS

5.1
In consideration of the Employee’s undertaking and the performance of the obligations contained in this Agreement, the Employer shall, unless otherwise agreed upon by both parties to this Agreement, pay and grant the following benefits to the Employee:

5.1.1
Vacation.  The Employee shall be entitled to vacation time of four (4) weeks each calendar year.  Such vacation time shall be used at times mutually agreeable to the Employee and the Employer.  The Employee acknowledges that unused vacation time may not be carried forward except in accordance with standard Employer policy.

5.1.2
Other Benefits.  The Employee shall be entitled to participate in all benefit programs that may be generally provided by the Employer from time to time to its executive officers.  The Employer shall pay for family coverage premiums for the Employee for health and dental (if any) insurance offered by the Employer. The Employer shall pay for the Employee’s Life Insurance, STD/LTD premiums, or similar benefit plans or programs that may then be generally offered from time to time to the Employer’s officers.

5.1.3
Expenses.  Employer shall reimburse the Employee for all reasonable and necessary business expenses, including but not limited to travel and cellular phone expenses, upon the presentation to the Employer of appropriate written documentation and receipts.

6.	ATTENTION TO DUTIES

The Employee shall devote his whole working time and attention to the Employer during the Term of this Agreement and will not engage in any other business capacity or activity which, in the sole opinion of the Employer acting reasonably, would hinder or interfere with the performance of the duties of the Employee.

7.	CONFIDENTIALITY

The parties acknowledge that in carrying out his duties under this Agreement, the Employee will have access to and become entrusted with confidential information regarding the business plans and operations of the Employer, computer systems and technology, unique methodology and other proprietary information.  The Employee acknowledges that the right to maintain such detailed confidential information constitutes a proprietary right, which the Employer is entitled to protect.  Accordingly, the Employee shall not, during the Term of this Agreement, or at any time thereafter, disclose any of such detailed confidential information or trade secrets of the Employer to any person or persons, firm, association or corporation, nor shall the Employee use the same for any purpose, in either case, except on behalf of the Employer.  Notwithstanding the foregoing, the obligations of the Employee in this Section 7 shall not apply to confidential information (i) which at the date hereof or thereafter becomes a matter of public knowledge without breach by the Employee of this Agreement; (ii) which is obtained by the Employee from a person, firm, or entity (other than the Employer or an affiliate of the Employer) under circumstances permitting its use or disclosure to others; or (iii) which is required to be disclosed pursuant to any applicable law or court order.

8.	OWNERSHIP OF INVENTIONS

8.1
The Employee shall promptly communicate and disclose to the Employer all inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made, discovered or conceived by the Employee either alone or jointly with others, during the period of his employment with the Employer, providing the same relate to or are capable of being used by the corporation or any affiliate thereof in the normal course of their businesses.

8.2
The Employee acknowledges and declares that all inventions, improvements, modifications, discoveries, designs, formulae, methods, processes, as are described in section 8.1 hereof, and all patents and patent applications relating thereto are the property of the Employer and hereby assigns to the Employer all of the right, title and interest of the Employee in any such inventions, improvements, modifications, discoveries, designs, formulae, methods and processes, and in any patents or patent applications relating thereto.  The Employee shall, at the Employer’s expense, execute all instruments and documents and do all such further acts and things as may be necessary or desirable, in the Employer's opinion to carry out the provisions of this section.

9.	TERMINATION

9.1	The Parties understand and agree that employment pursuant to this Agreement may be terminated during the Term in the following manner in the specified circumstances:

9.1.1	by the Employee without “good reason” (as defined below) on the giving of not less than thirty (30) days prior written notice to the Employer, which the Employer may waive, in whole or in part;

9.1.2
by the Employee for “good reason” on the giving of not less than thirty (30) days prior written notice to the Employer, if the Employer has not reasonably cured the event giving rise to the good reason by the end of such notice period.  For purposes of this Agreement, “good reason” shall mean, absent the Employee’s prior written consent: (i) the Employer’s failure to timely provide the Employee with the salary and bonuses as set forth in

Section 4 hereof or to provide benefits to the Employee in accordance with Section 5 hereof; (ii) a material breach by the Employer of this Agreement; (iii) the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s position with the Employer or a material and significant diminution by the Employer in the Employee’s title, responsibilities, authority or reporting structure; or (iv) failure of the Employer to ensure that any successor or assign of the Employer agrees in writing to be bound by the terms of this Agreement.  If the Employee terminates his employment for good reason, he shall be entitled to the severance payments, benefits and bonus installment payment to which he may be entitled as set forth in Section 9.1.3 hereof;

9.1.3
by the Employer in its absolute discretion without “cause” (as defined below) upon not less than thirty (30) days prior written notice to the Employee, in which case the Employer shall pay the Employee (a) severance equal to his then current salary for a period of six (6) months following the date of termination, (b) the benefits provided for in Section 5.1.2 for a period ending on the earlier of six (6) months after the effective date of termination or the date on which the Employee obtains employment pursuant to which he receives comparable benefits to those provided hereunder, (c) commissions earned pursuant to Section 4.1.2 but no yet paid, and (d) bonus installments not yet made pursuant to Section 4.1.4.  The severance is to be payable in accordance with the Employer’s normal payroll practice following the effective date of his termination of employment.  In no event shall the Employee be required to seek other employment or take any other action in order to mitigate the amounts payable to the Employee under this Section 9.1 and, unless specifically provided hereunder, such amounts shall not be reduced whether or not the Employee obtains employment following termination of his employment hereunder;

9.1.4	by the Employer for “cause,” effective immediately upon written notice to the Employee of such cause. The Parties agree that for the purposes of this Agreement, “cause” shall mean the following, as reasonably determined by the Employer in good faith:

9.1.4.1
any material breach of the provisions of this Agreement or of an established written policy of the Employer after Employer has provided written notice to Employee and a ten (10) day period to cure such breach, during which time the Employee failed to cure such breach;

9.1.4.2	any intentional or grossly negligent disclosure of any confidential information, as described in section 7 hereof, by the Employee;

9.1.4.3	in carrying out his duties hereunder, the Employee (i) has been grossly negligent, or (ii) has committed willful gross misconduct, the result of which is injurious to the Employer;

9.1.4.4
personal conduct on the Employee’s part which is of such a serious and substantial nature that, as reasonably determined in good faith in the sole discretion of the Employer, it would materially injure the reputation, operations or financial condition of the Employer;

9.1.4.5	misconduct involving fraud, dishonesty, or illegality with respect to the Employer; or

9.1.4.6	being convicted of a felony or crime of moral turpitude.

9.2
The Parties understand and agree that the giving of notice or the payment of termination pay, and severance pay, as required by the Employer to the Employee on termination shall not prevent the Employer from alleging cause for the termination.

9.3
The Employee authorizes the Employer to deduct from any payment any amounts properly owed to the Employer by the Employee by reason of advances, loans or in recommence for damages to or loss of the Employer's property and equipment, save only that this provision shall be applied so as not to conflict with any applicable law or legislation.

10.	RESULTS OF TERMINATION

10.1
If this Agreement is terminated by the Employee without good reason or by the Employer for cause, as described in Sections 9.1.1 and 9.1.4 hereof, respectively, the Employee shall be entitled to receive his remuneration to the date of such termination and reimbursement of expenses as provided in Section 5.1.3, any bonus installments not yet made under Section 4.1.4 and any and all vacation pay and commissions earned to date, if any, and no other amounts.

10.2
If this Agreement is terminated upon written notice as described in Sections 9.1.2, and 9.1.3 hereof, the Employer shall pay to the Employee to the end of the notice period his salary and at the end of the date terminating the notice provision, the Employer shall pay to the Employee reimbursement for expenses as provided in Section 5.1.3 and vacation pay equivalent and any other monies due under applicable United States federal or state law, as well as any and all amounts to which he may be entitled pursuant to sections 9.1.2 or 9.1.3.

10.3
As a condition to the Employer’s obligation to pay any such amounts to which he may be entitled pursuant to sections 9.1.2 or 9.1.3, the Employer may require the Employee to execute a Release and Settlement Agreement waiving all known or unknown claims against the Employer, in a form and substance requested by the Employer in its sole discretion.

10.4
The Employee authorizes the Employer to deduct from any payment any amounts properly owed to the Employer by the Employee by reason of advances, loans or in recommence for damages to or loss of the Employer's property and equipment, save only that this provision shall be applied so as not to conflict with any applicable law or legislation.

11.	NON-COMPETITION AND NON-SOLICITATION

11.1
The Employee shall not, while employed by the Employer and for six (6) months thereafter, do any of the following, directly or indirectly, without the prior written consent of the Employer in its sole discretion:

11.1.1
engage or participate, directly or indirectly, in any business activity competitive with any Line of Business of the Employer at the time the employment is terminated.  For purposes of this Agreement, the term “Line of Business” means any product of the Employer which generates or has generated 15% or more of the Employer’s revenues during the one (1) year period prior to the effective date of termination; or

11.1.2
become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any portion of the business of any person, firm, corporation, association or other entity where such business is competitive with any Line of Business as defined in Section 11.1.1; provided, however, that notwithstanding the foregoing, the Employee may own not more than five percent (5%) of the outstanding securities of a company whose securities are publicly traded.

11.2
The Employee shall not, while employed by the Employer and for two (2) years thereafter, do any of the following, directly or indirectly, without the prior written consent of the Employer in its sole discretion:

11.2.1
solicit, call on or transact or engage in any direct or direct business activity, for a purpose competitive with the Business, with any (i) customer with whom the Employer or its affiliates shall have dealt at any time preceding the termination of the Employee’s employment, or (ii) independent contractor or supplier with which the Employer or its affiliates shall have dealt at any time during the one (1) year period preceding the termination of the Employee’s employment; or

11.2.2
influence or attempt to influence any then current or prospective supplier, customer or independent contractor of the Employer or its affiliates to terminate or modify any written or oral agreement or business relationship with the Employer or such affiliate; or

11.2.3
influence or attempt to influence any person either (i) to terminate or modify an employment, consulting or other arrangement with the Employer or its affiliates, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who is then or has been employed or retained by the Employer or its affiliates as an employee or consultant of the Employer at any time during the one (1) year period immediately preceding the termination of the Employee’s employment.

11.3
The Employee acknowledges that he has carefully read and considered the provisions of this Section 11.  The Employee acknowledges that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Employer of the compensation set forth herein to justify such restrictions, which restrictions the Employee does not believe would prevent him from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.

12.	MEDIATION/ARBITRATION

12.1
Should any dispute or disagreement of any kind arise at any time: (a) regarding the rights and liabilities of the Parties hereof or with respect to the interpretation, validity, construction, meaning, performance, effect or application of this Agreement, as amended from time to time; or (b) between the Employer and the Employee, the Parties agree that good faith negotiations shall take place between the Employer and the Employee.  If such good faith negotiations have not resolved the dispute or disagreement within a reasonable period of time, either Party may request mediation between the Parties, or either Party may refer the dispute or disagreement directly to arbitration without going to mediation.

12.2
The mediator shall be agreed upon by the both Parties.  In the event that the Parties are unable to agree upon the mediator, the dispute or disagreement shall be referred to arbitration in accordance with this Section.

12.3
All discussions before the mediator shall be non-binding, confidential and without prejudice to the position of either Party.  The Parties agree that if the mediation process does not result in a satisfactory solution of the dispute or disagreement after the lesser of either: (a) ten (10) hours of mediation, or (b) thirty (30) days from the commencement of the mediation, then either Party may refer the dispute or disagreement to arbitration pursuant to the provisions of the American Arbitration Association's National Rules for the Resolution of Employment Disputes in effect at the time of the arbitration demand, in accordance with the following:

12.3.1	the reference to arbitration shall be to one (1) arbitrator.

12.3.2
any such arbitration shall be held in the city of Orlando, Florida.  The arbitration shall be completely private.  The arbitrator shall fix the appropriate procedures which may include discovery, an oral hearing(s) and any other procedures the arbitrator deems appropriate.  The issue or issues to be decided by the arbitrator shall be defined in an arbitration agreement filed on consent by the aggrieved Party.  In the event the Parties to the arbitration shall be unable to agree upon the issue or issues to be decided by the arbitrator in any arbitration pursuant to this paragraph, the arbitrator shall have jurisdiction to determine the issue or issues to be so decided.  The Parties shall do all such acts and things as are necessary to enable the arbitrator to make a proper finding respecting the matters in issue.  The arbitrator may order interest on any award and the arbitrator may award costs, including attorneys’ fees, to either Party, provided that such award is permitted by the applicable law governing the underlying claim.  In the absence of any award of costs, each of the Parties shall bear their own costs, including attorneys’ fees, of any arbitration pursuant to this paragraph and one-half of the cost of the arbitrator.  The arbitrator shall be strictly bound by applicable legal principles and the general nature of this Agreement in rendering his or her decision.

12.3.3
The Parties agree that good faith negotiations, mediation and arbitration shall all be without recourse to the Courts.  The award of the arbitrator shall be final and binding, except that either Party may appeal an arbitration award to the Courts on a question of law.  Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction.

13.	RIGHT TO INJUNCTIVE RELIEF

As a violation by the Employee of the provisions of Sections 7, 8 and 11 hereof could cause irreparable injury to the Employer and there is no adequate remedy at law for such violation, the Employer shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Employee in a court of equity from violating such provisions.  The provisions of Sections 7, 8 and 11 hereof shall survive the termination of this Agreement.

14.	ASSIGNMENT OF RIGHTS

The rights and obligations which accrue to the Employer under this Agreement shall automatically inure to the benefit of and be binding on its successors and assigns, whether by operation of law or otherwise. The rights of the Employee under this Agreement are not assignable or transferable in any manner, except that any accrued salary or bonus, vested options or other benefits shall be provided to the Employee’s heirs, beneficiaries or estate, or trustee under any trust set up by and for Employee.

15.	INDEMNIFICATION

The Employer agrees to maintain reasonably sufficient liability insurance and to fully indemnify and defend the Employee, during and after the Term, against all claims, liabilities, costs, attorneys’ fees, settlement payments and damages against the employee arising from the Employee’s good faith actions taken in the performance of the Employee’s duties as provided in the By-Laws of the Employer.

16.	CURRENCY

All dollar amounts referred to in this Agreement shall be denominated in United States funds.

17.	AMENDMENT OF AGREEMENT

This Agreement may be altered or amended at any time only by the mutual consent in writing of the Parties hereto.

18.	TIME OF ESSENCE

Time shall be of the essence hereof.

19.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws of any jurisdiction.

20.	HEADINGS

The headings appearing throughout this Agreement are inserted for convenience only and form no part of the Agreement.

21.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

22.	WAIVER AND RELEASE; ENTIRE AGREEMENT

The Employee and Employer hereby agree that the Previous Employment Agreement is hereby terminated in its entirety and of no further force and effect, and neither party hereto has any further rights or obligations thereunder.  The Employee hereby agrees to waive any and all rights he may have under the Previous Employment Agreement, including bonuses, severance or other payments to which he may be entitled thereunder.  The Employee hereby releases the Employer for any and all claims he may have arising under or with respect to the Previous Employment Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, and there are no other warranties, agreements or representations between the parties except as expressly set forth herein.

23.	AGREEMENT BINDING

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, executors, administrators, successors and assigns.

24.	INDEPENDENT LEGAL ADVICE

The Employee acknowledges that he has read and understands the Agreement and acknowledges that he has had the opportunity to obtain independent legal advice regarding the terms of the Agreement and their legal consequences.

25.	SURVIVAL

In the event this Agreement terminates for any reason, Sections 7, 8, 9, 10, 11, 13, 15 and 19 hereof shall survive to the extent necessary to give full effect to their terms.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first set forth above.

SIGNED, SEALED & DELIVERED

Witness	Michael Mullarkey

WORKSTREAM INC.

By:
Name:
Title:

PHILADELPHIA\5686397\7  120037.000